102 South Main Street

Greenville, SC 29601

864.421.1068

Date:	April 22, 2008

Release Time:	Immediate

THE SOUTH FINANCIAL GROUP REPORTS FIRST QUARTER EARNINGS

•	Provision for credit losses exceeds net loan charge-offs by $48.3 million; increases allowance for credit losses to 1.72%

•	Progress in other key operating fundamentals: net interest margin stable, customer funding growth, and noninterest expense control

•	Increased tangible equity ratio to 6.72%; remains “well-capitalized”

•	Non-cash, pre-tax goodwill impairment charge of $188.4 million for the Florida Banking Segment; does not impact tangible capital or regulatory capital

GREENVILLE, SC – The South Financial Group, Inc. (NASDAQ: TSFG) today announced first quarter 2008 results. These results reflect the following items:

•

Higher credit costs: First quarter results were adversely affected by the acceleration of credit deterioration, primarily related to the Florida-based residential construction and land development loan portfolios. This led to a first quarter 2008 provision for credit losses of $73.3 million, net loan charge-offs of $25.0 million, and higher nonperforming assets representing 2.26% of loans and foreclosed property at March 31, 2008. TSFG’s provision exceeded charge-offs by $48.3 million, which increased the allowance for credit losses to 1.72% of outstanding loans at March 31, 2008. These actions were taken to proactively address current market conditions and the overall uncertainty of the duration and depth of the downturn.

•

Goodwill impairment: TSFG recorded a $188.4 million pre-tax, non-cash goodwill impairment charge for its Florida Banking Segment as discussed below. The goodwill impairment charge had no impact on cash flows, tangible equity, or regulatory capital ratios.

•

Other nonoperating Items: TSFG recorded gains from the Visa Inc. initial public offering of $1.9 million and $863,000 from the reversal of litigation costs recorded in the fourth quarter. Additionally, TSFG recorded investment securities net gains of $396,000 and net losses on extinguishment of debt of $547,000.

Reflecting these items, TSFG reported a first quarter 2008 net loss of $201.3 million, or $(2.77) per diluted share, compared with first quarter 2007 net income of $20.5 million, or $0.27 per diluted share. Excluding the aforementioned goodwill impairment charge and other non-operating items discussed above, TSFG reported a first quarter 2008 operating loss of $14.5 million, or $(0.20) per diluted share, compared with operating earnings of $22.6 million, or $0.30 per diluted share, for first quarter 2007. Reconciliations of GAAP-reported results to operating results are provided in the attached financial highlights. At March 31, 2008, TSFG reported a tangible equity ratio of 6.72%, above its 6% to 6.5% target, and both TSFG and Carolina First Bank (including its Mercantile Bank division) exceeded the “well-capitalized” levels for all regulatory capital ratios.

“While we made progress in several operating fundamentals, industry-wide credit pressure and difficult market conditions overshadowed our results in the first quarter,” said Mack I. Whittle, Jr., Chairman, President and Chief Executive Officer of The South Financial Group.  “At the end of the first quarter, residential construction market weakness, particularly in Florida, became more pronounced, and net charge-offs and nonperforming assets increased reflecting the stressed environment. We continue to proactively identify and seek resolutions of problem loans and aggressively address credit risks. As of the end of March, we increased our allowance for credit losses by 46 basis points to 1.72% of loans held for investment.”

“We continue to execute our strategic plan,” Whittle continued. “As a result of our strategic focus, in the first quarter, our customer funding balances increased at a faster pace than loans and contributed to stable margin performance while managing 200 basis points of reductions in the federal funds target rate. In addition, we controlled operating noninterest expenses for the fifth consecutive quarter and held them essentially flat versus first quarter a year ago while absorbing certain industry-related cost increases. We ended the quarter with a higher tangible capital ratio and remain ‘well-capitalized’ for all regulatory ratios. We are committed to maintaining a strong balance sheet throughout this credit environment. As we navigate through these difficult times, we’ll continue to focus on the execution of our strategic objectives.”

Non-Cash Goodwill Impairment

TSFG recorded goodwill in connection with the acquisitions of several banks in Florida between 1999 and 2005. As previously disclosed, TSFG has continued to perform evaluations of the goodwill associated with its Florida Banking Segment.

TSFG’s evaluation as of March 31, 2008 reflected decreases in projected cash flows for the Florida Banking Segment, and accordingly the estimated fair value of the segment declined. This decline resulted in the recognition of a $188.4 million pre-tax goodwill impairment charge in the first quarter 2008 and a corresponding reduction in the goodwill balance for the Florida Banking Segment to $239.5 million at March 31, 2008. The goodwill impairment charge is non-cash and has no impact on cash flows. Additionally, it has no impact on TSFG’s tangible equity or regulatory capital ratios, since goodwill is excluded from tangible equity and regulatory capital. TSFG remains committed to its Florida franchise and believes Florida is a key part of TSFG’s long-term success.

Net Interest Income and Average Balance Sheet

First quarter 2008 tax-equivalent net interest income totaled $94.2 million, a decrease of $2.3 million from $96.5 million in fourth quarter 2007, principally from slight compression in the net interest margin, lower earning assets, and one fewer day in the first quarter. For first quarter 2008, average customer funding growth of 7.8% linked-quarter annualized exceeded average loan growth of 1.9%.

The tax-equivalent net interest margin for first quarter 2008 declined 2 basis points to 3.07% from 3.09% for fourth quarter 2007, primarily from higher nonperforming loans and the associated reversal of previously accrued interest income. Given the Federal Reserve actions during the quarter, average earning asset yields decreased due to loan repricings as well as the impact of nonaccrual loans, which were offset by a similar decline in average funding costs (a 57 basis points decline for average earning assets versus 58 basis points for average funding costs). The shift into loans, which had a first quarter 2008 average tax-equivalent yield of 6.73%, and away from investment securities, which had an average tax-equivalent yield of 4.73%, partially offset the earning asset yield decline. Within total funding, the higher level of customer funding, which had a first quarter 2008 average cost of 2.97%, and lower level of wholesale borrowings, which had a first quarter average cost of 4.26%, contributed to the decline in funding costs. During the last six quarters, the net interest margin has remained relatively stable, ranging from 3.07% to 3.12%.

First quarter 2008 average earning assets declined 3.3% linked-quarter annualized to $12.3 billion, as loan growth partially offset planned reductions of investment securities. First quarter 2008 average loans increased $49.2 million, or 1.9% linked-quarter annualized, from fourth quarter 2007. Commercial and industrial (C&I) loans led the growth, as TSFG continues to alter the mix of its commercial loan portfolio to concentrate on C&I and income-producing CRE loans. Average loans as a percentage of average earning assets totaled 83.1% for first quarter 2008, up from 77.8% for the year earlier period. Average securities declined $154.9 million during first quarter 2008.

First quarter 2008 average customer funding, defined as total deposits less brokered deposits plus customer sweep accounts, increased $157.2 million, or 7.8% linked-quarter annualized. Average interest checking balances increased $77.2 million reflecting progress in recent deposit initiatives. First quarter 2008 average customer sweeps for Treasury Services customers, a source of funding tied directly to core commercial accounts, totaled $684.8 million, representing a $94.1 million increase from fourth quarter 2007. First quarter 2008 average wholesale borrowings, including brokered deposits and excluding customer sweep accounts, declined $213.7 million, or 21.1% linked-quarter annualized, in connection with the decline in investment securities and customer funding growth.

Noninterest Income

Noninterest income for first quarter 2008 included a $1.9 million gain from the Visa IPO shares redeemed and a $396,000 net gain on other security transactions. This compares with losses on securities of $1.3 million and $1.4 million for fourth quarter 2007 and first quarter 2007, respectively.

Operating noninterest income (which excludes the non-operating items mentioned above) totaled $28.6 million, down from $30.0 million for fourth quarter 2007 and up 0.9% from $28.4 million for first quarter 2007. In first quarter 2008, noninterest income declined largely from lower deposit-related fees, down $1.0 million linked-quarter, which tend to be seasonally lower in the first quarter of the year. Year-over-year, noninterest income increased from higher customer fee income, including double-digit increases for Treasury Services, debit card income, and merchant processing income. These increases were partially offset by declines in mortgage banking, insurance, and brokerage income.

Noninterest Expenses

As discussed above, first quarter 2008 noninterest expenses included a $188.4 million goodwill impairment charge, an $863,000 expense reduction for the reversal of an accrual for the settlement of Visa-related litigation, and a $547,000 non-operating pre-tax loss on early extinguishment of debt. This compares with an $881,000 accrual for the settlement of Visa-related litigation and a $499,000 loss on early extinguishment of debt for fourth quarter 2007 and $1.8 million employment contract buyouts and severance in first quarter 2007.

Operating noninterest expenses (which exclude the non-operating items mentioned above) totaled $80.1 million for first quarter 2008, a $963,000 increase from $79.1 million for fourth quarter 2007 and up 0.4% from $79.7 million for first quarter 2007. The linked-quarter increase included $613,000 related to the full-quarter impact of higher FDIC insurance premiums, $417,000 in higher advertising and business development costs related to the customer funding initiatives, and higher personnel expense from incentive adjustments in fourth quarter 2007. Year-over-year, noninterest expenses declined in most categories, except for advertising and the expected increase in the FDIC insurance premiums, reflecting continued focus on expense control.

In first quarter 2008, TSFG opened 2 new branch offices in the Hilton Head area of South Carolina and announced plans to purchase 5 retail branch offices in the Orlando area from BankAtlantic. This transaction is expected to close in the later part of the second quarter 2008, pending customary regulatory approval.

Credit Quality

The provision for credit losses for first quarter 2008 totaled $73.3 million, compared with $31.9 million for fourth quarter 2007. For first quarter 2008, the provision for credit losses exceeded net loan charge-offs by $48.3 million. The higher provision largely reflected credit deterioration due to continued weakness in housing markets, particularly in Florida, and additional specific reserves for nonperforming loans and the overall land development portfolios in Florida. The overall allowance for credit losses as a percentage of loans held for investment increased to 1.72% at March 31, 2008 from 1.26% at December 31, 2007.

Net loan charge-offs in first quarter 2008 totaled $25.0 million, or 0.98% of average loans held for investment, compared to 0.92% for fourth quarter 2007 (0.57% excluding the Penland Development loans). Approximately 70% of the first quarter 2008 net loan charge-offs related to loans in Florida.

At March 31, 2008, nonperforming assets increased to $232.0 million, or 2.26% of loans held for investment and foreclosed property, from $89.9 million, or 0.88%, at December 31, 2007. The significant increase in nonperforming assets in first quarter 2008 was primarily attributable to accelerating market deterioration in residential construction and development-related loans, principally in Florida markets. Approximately 80% of the increase in nonperforming loans related to loans in Florida.

The allowance for credit losses totaled $177.0 million, or 1.72% of loans held for investment, at March 31, 2008, compared with $128.7 million, or 1.26%, at December 31, 2007. The allowance coverage of nonperforming loans totaled 0.78 times at March 31, 2008, compared with 1.55 times at December 31, 2007.

Capital

Tangible shareholders’ equity at March 31, 2008 totaled $890.2 million, or $12.26 per share, compared with $872.1 million, or $12.04 per share, at December 31, 2007 and $878.0 million, or $11.76 per share, at March 31, 2007.

TSFG’s tangible equity to tangible assets ratio at March 31, 2008 was 6.72%, up from 6.61% at December 31, 2007 and 6.52% at March 31, 2007. The increase in tangible equity resulted primarily from an overall positive change in other comprehensive income, including an improvement of $28.9 million in the after-tax unrealized loss on available for sale securities to $1.9 million. TSFG and its banking subsidiary remain well-capitalized for all regulatory capital ratios, and TSFG ended the quarter with a tier 1 capital ratio of 9.33%, compared with 9.49% at December 31, 2007.

Effective January 1, 2008, TSFG adopted the provisions of SFAS 157 and 159 which did not have a material impact on TSFG’s equity or operating results for the quarter.

Conference Call / Webcast Information

The South Financial Group will host a conference call on Wednesday, April 23rd at 10:00 a.m. (ET) to discuss first quarter 2008 financial results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. For supplemental financial information, please refer to the Form 8-K filed by TSFG with the Securities and Exchange Commission on April 22nd or visit the Investor Relations section of its website under the Quarterly Earnings button. To participate in the conference call or webcast, please follow the instructions listed below.

Conference Call: Please call 1-888-405-5393 or 1-517-645-6236 using the access code “The South.” A 7-day rebroadcast of the call will be available via 1-866-434-5274 or 1-203-369-1013.

Webcast:To gain access to the webcast, which will be “listen-only,” please go towww.thesouthgroup.com under the Investor Relations tab and click on the link “Webcast/The South Financial Group 1st Quarter Earnings Conference Call.” For those unable to participate during the live webcast, it will be archived on The South Financial Group website until May 7, 2008.

General Information

The South Financial Group is the largest publicly-traded bank holding company headquartered in South Carolina and ranks among the top 50 U.S. commercial bank holding companies in total assets. At March 31, 2008, it had approximately $13.7 billion in total assets and 174 branch offices in Florida, North Carolina, and South Carolina. TSFG focuses on fast-growing banking markets in the Southeast, concentrating its growth in metropolitan statistical areas. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At March 31, 2008, approximately 46% of TSFG’s total customer deposits were in South Carolina, 39% were in Florida, and 15% were in North Carolina. Investor information is available at www.thesouthgroup.com .

Explanation of TSFG’s Use of Certain Unaudited Non-GAAP Financial Measures and Forward-Looking Statements

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net income and operating earnings (which exclude gains or losses on certain items deemed not to reflect core operations). In addition, TSFG provides data eliminating intangibles and related amortization in order to present data on a “tangible” or “cash operating” basis. TSFG uses these non-GAAP measures in its analysis of TSFG’s performance and believes presentations of “operating” financial measures provide useful supplemental information, a clearer understanding of TSFG’s performance, and better reflect TSFG’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of TSFG’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. TSFG believes the non-GAAP measures enhance investors’ understanding of TSFG’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP and operating measures. These disclosures should not be considered an alternative to GAAP.

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements (as well as other forward-looking statements that may be made by management in the related conference call) include, but are not limited to, descriptions of management's plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations. They also include such items as return goals, loan growth, customer funding growth, expense control, income tax rate, expected financial results for acquisitions, factors that will affect credit quality and the net interest margin, the effectiveness of its hedging strategies, the risks and effects of changes in interest rates, effects of future economic conditions, and market performance. However, such statements necessarily involve risks and uncertainties and there are a number of factors – many of which are beyond TSFG’s control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG’s actual results, please refer to TSFG’s filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

Mary M. Gentry, EVP – Investor Relations (864) 421-1068

Christopher T. Holmes, EVP – Retail Banking and IR (864) 255-8970

***END***

PAGE 1, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 3/31/08 vs.

	3/31/08	12/31/07	3/31/07	12/31/07	12/31/07 Annualized	3/31/07

EARNINGS SUMMARY
Net interest income (tax-equivalent)	$94,156	$96,460	$96,179	(2.4)%	(9.6)%	(2.1)%
Less: tax-equivalent adjustment	1,450	1,512	1,641	(4.1)	(16.5)	(11.6)

Net interest income	92,706	94,948	94,538	(2.4)	(9.5)	(1.9)
Provision for credit losses	73,292	31,926	9,013	129.6	521.1	713.2
Noninterest income:
Operating noninterest income (noninterest income, excluding non-operating items)	28,616	30,029	28,355	(4.7)	(18.9)	0.9
Gain (loss) on securities	396	(1,288)	(1,385)	n/m	n/m	n/m
Gain on Visa IPO share redemption	1,904	—	—	n/m	n/m	n/m

Non-operating noninterest income (loss)	2,300	(1,288)	(1,385)	n/m	n/m	n/m

Total noninterest income	30,916	28,741	26,970	7.6	30.4	14.6

Noninterest expenses:
Operating noninterest expenses (noninterest expenses, excluding non-operating items)	80,064	79,101	79,717	1.2	4.9	0.4
Goodwill impairment	188,431	—	—	n/m	n/m	n/m
Employment contract buyouts and severance	—	—	1,760	n/m	n/m	n/m
Loss on early extinguishment of debt	547	499	—	n/m	n/m	n/m
Visa-related litigation	(863)	881	—	n/m	n/m	n/m

Non-operating noninterest expenses	188,115	1,380	1,760	n/m	n/m	n/m

Total noninterest expenses	268,179	80,481	81,477	n/m	n/m	n/m

Income (loss) before income taxes	(217,849)	11,282	31,018	n/m	n/m	n/m
Income tax expense (benefit)	(16,557)	2,293	10,500	n/m	n/m	n/m

Net income (loss)	$(201,292)	$8,989	$20,518	n/m %	n/m %	n/m %

Earnings:
Operating earnings (loss)	$(14,496)	$10,857	$22,598	n/m	n/m	n/m %
Cash operating earnings (loss)	(13,460)	12,333	23,922	n/m	n/m	n/m
Per share data:
Net income (loss), basic	$(2.78)	$0.12	$0.27	n/m	n/m	n/m %
Net income (loss), diluted	(2.77)	0.12	0.27	n/m	n/m	n/m
Operating earnings (loss), diluted	(0.20)	0.15	0.30	n/m	n/m	n/m
Cash operating earnings (loss), diluted	(0.19)	0.17	0.32	n/m	n/m	n/m
Cash dividends declared per common share	0.19	0.19	0.18	—	—	5.6
Average shares outstanding:
Basic	72,449,437	72,571,612	74,736,832	(0.2)%	(0.7)%	(3.1)%
Diluted	72,574,840	72,875,062	75,244,968	(0.4)	(1.7)	(3.5)
PERFORMANCE RATIOS:
Total revenue:(1)
GAAP	$123,622	$123,689	$121,508	(0.1)%	(0.2)%	1.7%
Operating (2)	122,772	126,489	124,534	(2.9)	(11.8)	(1.4)
Return on average assets:
GAAP earnings (loss)	(5.85)%	0.26%	0.59%
Operating earnings (loss)	(0.42)	0.31	0.65
Cash operating earnings (loss) on average tangible assets	(0.41)	0.37	0.72
Return on average equity:
GAAP earnings (loss)	(51.73)	2.29	5.36
Operating earnings (loss)	(3.73)	2.77	5.91
Cash operating earnings (loss) on average tangible equity	(6.08)	5.57	11.19
Net interest margin (tax-equivalent)	3.07	3.09	3.08
Efficiency ratios: (3)
GAAP	216.93	65.07	67.05
Cash operating (2)	63.86	61.07	62.41

(1)	The sum of net interest income and noninterest income.

(2)

Total revenue and the cash efficiency ratio, on an operating basis, are calculated using tax-equivalent net interest income and exclude non-operating items. The cash operating efficiency ratio also excludes amortization of intangibles.

(3)	Calculated as noninterest expenses divided by the sum of net interest income and noninterest income.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 2, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

				% Change 3/31/08 vs.

	3/31/08	12/31/07	3/31/07	12/31/07		12/31/07 Annualized		3/31/07

BALANCE SHEET DATA (Averages - Three Months Ended)
Total assets	$13,844,905	$13,917,386	$14,148,054	(0.5	) %	(2.1	) %	(2.1	) %
Intangible assets	(675,250)	(678,851)	(684,626)	(0.5)		(2.1)		(1.4)

Tangible assets	13,169,655	13,238,535	13,463,428	(0.5)		(2.1)		(2.2)

Loans	10,235,518	10,186,272	9,813,010	0.5		1.9		4.3
Securities (1)	2,075,741	2,230,627	2,798,700	(6.9)		(27.9)		(25.8)
Total earning assets	12,319,975	12,421,732	12,620,041	(0.8)		(3.3)		(2.4)

Noninterest-bearing deposits	1,083,505	1,149,816	1,230,320	(5.8)		(23.2)		(11.9)
Total deposits (2)	9,477,561	9,906,020	9,638,989	(4.3)		(17.4)		(1.7)
Customer funding (3)	8,227,391	8,070,219	8,321,836	1.9		7.8		(1.1)
Wholesale borrowings (4)	3,857,881	4,071,605	4,041,201	(5.2)		(21.1)		(4.5)
Total funding	12,085,272	12,141,824	12,363,037	(0.5)		(1.9)		(2.2)

Shareholders’ equity	1,564,978	1,556,766	1,551,769	0.5		2.1		0.9
Intangible assets	(675,250)	(678,851)	(684,626)	(0.5)		(2.1)		(1.4)

Tangible equity	$889,728	$877,915	$867,143	1.3%		5.4%		2.6%

Loans/total earning assets	83.1%	82.0%	77.8%
Securities/total assets	15.0	16.0	19.8
Customer funding/total funding	68.1	66.5	67.3
Wholesale borrowings/total assets	27.9	29.3	28.6
Loans/customer funding	124.4	126.2	117.9

(1)	The average balances for investment securities exclude the unrealized loss recorded for available for sale securities.

(2)	Total deposits include brokered deposits.

(3)	Customer funding includes total deposits less brokered deposits plus customer sweep accounts.

(4)	Wholesale borrowings include borrowings less customer sweep accounts plus brokered deposits.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 3, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

							% Change 3/31/08 vs.

	3/31/08		12/31/07		3/31/07		12/31/07	12/31/07 Annualized	3/31/07

BALANCE SHEET DATA (Period End)
Loans held for investment	$10,275,653		$10,213,420		$9,898,134		0.6%	2.5%	3.8%
Allowance for loan losses	(174,420)		(126,427)		(113,736)		38.0	152.7	53.4
Allowance for credit losses	(177,016)		(128,695)		(114,822)		37.5	151.0	54.2
Securities	2,101,366		2,025,903		2,592,264		3.7	15.0	(18.9)
Intangible assets	488,093		678,182		683,611		(28.0)	(112.7)	(28.6)
Total assets	13,731,720		13,877,584		14,158,147		(1.1)	(4.2)	(3.0)
Noninterest-bearing deposits	1,108,623		1,127,657		1,286,800		(1.7)	(6.8)	(13.8)
Total deposits (1)	9,451,532		9,788,568		9,951,208		(3.4)	(13.8)	(5.0)
Customer funding (2)	8,206,777		8,178,471		8,453,417		0.3	1.4	(2.9)
Wholesale borrowings (3)	3,961,422		3,945,987		3,914,614		0.4	1.6	1.2
Total funding	12,168,199		12,124,458		12,368,031		0.4	1.5	(1.6)
Shareholders’ equity	1,378,321		1,550,308		1,561,610		(11.1)	(44.6)	(11.7)

Nonperforming loans	$223,790		$81,631		$43,222		174.1%		417.8%
Foreclosed property (other real estate owned and personal property repossessions)	8,227		8,276		3,572		(0.6)		130.3

Nonperforming assets	$232,017		$89,907		$46,794		158.1%		395.8%

Nonperforming loans as a % of loans held for investment	2.18%		0.80%		0.44%
Nonperforming assets as a % of loans held for investment and foreclosed property	2.26		0.88		0.47
Allowance for loan losses as a % of loans HFI	1.70		1.24		1.15
Allowance for credit losses as a % of loans HFI	1.72		1.26		1.16
Allowance for loan losses to nonperforming loans	0.78	x	1.55	x	2.63	x
Loans past due 90 days or more (mortgage and consumer with interest accruing)	$9,588		$5,349		$193				n/m %
Average loans held for investment (three months ended)	10,221,424		10,164,807		9,783,328
Net loan charge-offs (three months ended)	24,971		23,655		6,879		5.6%		263.0%
Net loan charge-offs as a % of average loans held for investment (annualized, three months ended)	0.98%		0.92%		0.29%

CAPITAL RATIOS
Tier 1 risk-based capital	9.33%		9.49%		9.76%
Total risk-based capital	10.88		10.88		11.31
Leverage ratio	8.15		8.42		8.28
Tangible equity to tangible assets	6.72		6.61		6.52

SHARE DATA
Shares outstanding	72,629,724		72,455,205		74,673,419		0.2%	1.0%	(2.7)%
Book value per common share	$18.98		$21.40		$20.91		(11.3)	(45.5)	(9.2)
Tangible book value per common share	12.26		12.04		11.76		1.8	7.3	4.3
Market price per share of common stock	14.86		15.63		24.72		(4.9)	(19.8)	(39.9)
Market capitalization	1,079,278		1,132,475		1,845,927		(4.7)	(18.9)	(41.5)

OPERATIONS DATA
Branch offices	174		172		170		1.2%	4.7%	2.4%
ATMs	191		187		173		2.1	8.6	10.4
Employees (full-time equivalent)	2,485		2,474		2,516		0.4	1.8	(1.2)

(1)	Total deposits include brokered deposits.

(2)	Customer funding includes total deposits less brokered deposits plus customer sweep accounts.

(3)	Wholesale borrowings include borrowings less customer sweep accounts plus brokered deposits.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 4, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 3/31/08 vs.

	3/31/08	12/31/07	3/31/07	12/31/07		12/31/07 Annualized		3/31/07

NONINTEREST INCOME
Customer fee income	$13,636	$14,830	$13,471	(8.1	) %	(32.4	) %	1.2%
Wealth management income	7,028	7,515	7,347	(6.5)		(26.1)		(4.3)
Mortgage banking income	1,485	1,273	2,069	16.7		67.0		(28.2)
Bank-owned life insurance	3,147	3,065	2,851	2.7		10.8		10.4
Merchant processing income, net	857	829	735	3.4		13.6		16.6
Gain on certain derivative activities	12	5	97	n/m		n/m		n/m
Other	2,451	2,512	1,785	(2.4)		(9.8)		37.3

Operating noninterest income (noninterest income, excluding non-operating items)	28,616	30,029	28,355	(4.7)		(18.9)		0.9
Non-operating noninterest income (loss)	2,300	(1,288)	(1,385)	n/m		n/m		n/m

Total noninterest income	$30,916	$28,741	$26,970	7.6%		30.4%		14.6%

NONINTEREST EXPENSES
Personnel expense	$44,151	$42,452	$44,831	4.0%		16.1%		(1.5)%
Occupancy	8,623	8,783	8,608	(1.8)		(7.3)		0.2
Furniture and equipment	6,383	6,590	6,462	(3.1)		(12.6)		(1.2)
Professional services	3,527	3,767	4,103	(6.4)		(25.6)		(14.0)
Advertising and business development	2,471	2,054	1,931	20.3		81.7		28.0
Telecommunications	1,423	1,453	1,393	(2.1)		(8.3)		2.2
Amortization of intangibles	1,658	1,853	2,001	(10.5)		(42.3)		(17.1)
Regulatory assessments	2,077	1,464	428	41.9		168.4		385.3
Other	9,751	10,685	9,960	(8.7)		(35.2)		(2.1)

Operating noninterest expenses (noninterest expenses, excluding non-operating items)	80,064	79,101	79,717	1.2		4.9		0.4
Non-operating noninterest expenses	188,115	1,380	1,760	n/m		n/m		n/m

Total noninterest expenses	$268,179	$80,481	$81,477	n/m	%	n/m	%	n/m %

	Three Months Ended			% Change 3/31/08 vs.

	3/31/08	12/31/07	3/31/07	12/31/07		12/31/07 Annualized		3/31/07

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME (LOSS), AS REPORTED (GAAP)	$(201,292)	$8,989	$20,518	n/m	%	n/m	%	n/m	%
Add: Income tax expense (benefit)	(16,557)	2,293	10,500

Income (loss) before income taxes	(217,849)	11,282	31,018	n/m		n/m		n/m
Non-operating items:
(Gain) loss on securities	(396)	1,288	1,385
Gain on Visa IPO share redemption	(1,904)	—	—
Goodwill impairment	188,431	—	—
Employment contract buyouts and severance	—	—	1,760
Loss on early extinguishment of debt	547	499	—
Visa-related litigation	(863)	881	—

PRE-TAX OPERATING EARNINGS (LOSS) (income (loss) before taxes, excluding non-operating items)	(32,034)	13,950	34,163	n/m		n/m		n/m
Related income taxes	(17,538)	3,093	11,565

OPERATING EARNINGS (LOSS) (net income (loss), excluding non-operating items)	(14,496)	10,857	22,598	n/m		n/m		n/m
Add: Amortization of intangibles, net of income tax	1,036	1,476	1,324

CASH OPERATING EARNINGS (LOSS) (net income (loss), excluding non-operating items and amortization of intangibles)	$(13,460)	$12,333	$23,922	n/m	%	n/m	%	n/m	%

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.